Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 1, 2007, relating to the financial statements of Portland General Electric Company, which report expresses an unqualified opinion and includes explanatory paragraphs regarding the adoption, on December 31, 2006, of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Portland General Electric Company for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

May 4, 2007

Portland, OR